UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) August 1, 2019

RealNetworks, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-37745	91-1628146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 First Avenue South, Suite 600
Seattle, Washington 98134
(Address of principal executive offices) (Zip code)
(206) 674-2700
Registrant's telephone number, including area code
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On August 1, 2019, RealNetworks, Inc. (the “Company”), Rhapsody International Inc., a majority-owned subsidiary of the Company, and RealNetworks Digital Music of California, Inc., a wholly owned subsidiary of the Company, (each, a “Borrower” and collectively, the “Borrowers”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Western Alliance Bank (the “Bank”).
Under the terms of the Loan Agreement, the Bank will extend a revolving line of credit up to $10 million to the Borrowers. Borrowers may request advances in amounts, not to exceed $10 million in the aggregate, that are based on a borrowing base that comprises accounts receivable and direct-to-consumer subscription deposits. The proceeds of loans made under the Loan Agreement will be used for working capital and general corporate purposes. As of the date of this Current Report on Form 8-K, the Borrowers have not requested a draw on the revolving line of credit, though may do so in future.
Borrowings under the Loan Agreement are secured by a first priority security interest in the assets of each Borrower. Advances bear interest at a rate equal to one-half of one percent point (0.50%) above the prime rate, with monthly payments of interest only and principal due at the end of the two-year term. The Loan Agreement contains customary covenants for credit facilities of this nature, including financial covenants and minimum EBITDA levels.
The foregoing summary of the terms of the Loan Agreement is a general description only and does not purport to be complete.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALNETWORKS, INC.

By:	/s/ Michael Parham
Michael Parham
Senior Vice President, General Counsel and Corporate Secretary
Dated: August 2, 2019